Exhibit 99.1

RELEASE 3:00 P.M., C.D.T, April 29, 2008
Rochester Medical Reports Second Quarter Results
Stewartville, MN April 29, 2008
Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its second quarter ending March 31, 2008.
The Company reported record sales of $9,215,000 for the quarter compared to $8,347,000 for the second quarter of last year. Last year’s revenues included a one time recording of a $525,000 deferred asset related to a marketing fee paid to Rochester Medical by Coloplast A/S. The Company reported a Net Loss of $167,000 or $.01 per diluted share compared to a Net Income of $1,044,000 or $.08 per diluted share for the second quarter of last year.
Rochester Medical Branded Sales increased approximately 24% for the quarter. Excluding last year’s realization of the $525,000 deferred asset, Private Label sales increased by 9% for the quarter resulting in an overall net sales increase of 18% for the quarter.
Net Income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $531,000 or $.04 per diluted share compared to Non-GAAP Net Income of $1,041,000 or $.08 per diluted share for the second quarter of last year. The decrease for the quarter is primarily attributable to the Company’s strategic decision to significantly increase its investment in Sales and Marketing personnel and programs. This increase has been carefully planned and implemented as a response to several key factors. First there is greatly heightened interest in infection control catheters as a result of scheduled Medicare reimbursement changes that will no longer pay hospitals for costs associated with treatment of Catheter Associated Infections. The change becomes effective October 1, 2008. Rochester Medical has the only Drug-Eluting Anti-Infection Foley Catheter in the marketplace.
The increased investment in Sales and Marketing is also designed to allow the Company to better service the changing dynamics of the Intermittent Catheter marketplace resulting from recent Medicare reimbursement changes allowing for significantly increased sterile one-time catheter usage in order to prevent infections. In addition, the increased resources and programs are strongly focused on promotion and sale of products in the United Kingdom.
Regarding the quarter, Anthony J. Conway, Rochester Medical’s CEO and President said, “Our Investment for Growth Strategy is off to an excellent start. As a result of this increased investment for the future we now have a well fortified Sales, Marketing, and Customer Service Team in place. Going forward, I believe the Company is well positioned to leverage our advanced proprietary products for strong gains in our key markets.”

Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.
Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.
The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. Central Standard Time (5:00 p.m. eastern time).This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic:      888.713.4213, password 19121219
International:      617.213.4865, password 19121219
Pre Registration: https://www.theconferencingservice.com/prereg/key.process?key=PNHDUFLFK
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic:      888-286-8010, password 73150129
International:      617-801-6888, password 73150129
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Six months ended
March 31, 2008

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2008	2007	2008	2007

GAAP Net Income as Reported	$(166,858)	$1,043,518	$104,696	$32,510,134

Diluted EPS as Reported	$(0.01)	$0.08	$0.01	$2.64

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	—	(31,305,000)
Deferred revenue (2)	—	(525,000)	—	(564,286)

Subtotal	—	(525,000)	—	(31,869,286)

Adjustments for recurring non-cash expenses:
Intangible Amortization (3)	163,000	163,000	326,000	326,000
FAS 123R Compensation Expense (4)	535,000	359,000	786,000	1,461,000

Subtotal	698,000	522,000	1,112,000	1,787,000

Non-GAAP Net Income	$531,142	$1,040,518	$1,216,696	$2,427,848

Non-GAAP Diluted EPS	$0.04	$0.08	$0.10	$0.20

Weighted Average Shares — Diluted	11,822,435	12,475,859	12,557,214	12,331,312

(1)
Settlement income received November 20, 2006 from Premier, Inc of $5,155,000 and December 14, 2006 from CR Bard, Inc. of $33,450,000 after taxes of $7,300,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2007.

(2)
Deferred revenue from a $1,000,000 fee paid by Coloplast A/S in June 2002 for marketing rights to our antibacterial Release NF foley catheter. These rights with Coloplast A/S were cancelled by mutual agreement in March 2007, thus accelerating the recognition of the remaining amount as all conditions for revenue recognition have now been met. Also includes a $200,000 fee paid by Hollister for marketing rights to our hydorphilic intermittent catheter in September 2003. The fee paid by Hollister was fully recognized in December 2006. This adjustment reduces net income related to the realization of certain one-time revenue from marketing rights. The amounts were recorded in net sales in the Statement of Operations.

(3)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and sixth months ended March 31, 2007 and 2006 related to certain intangibles.

(4)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three and sixth months ended March 31, 2007 and 2006.

Rochester Medical Corporation
Press Release — F08 Second Quarter
Condensed Balance Sheets

	(unaudited)
	March 31,	September 30,
	2008	2007

Assets

Current Assets
Cash and equivalents	$9,118,124	$6,671,356
Marketable securities	26,456,481	30,465,244
Accounts receivable	6,854,479	5,527,518
Inventories	7,809,858	7,698,889
Prepaid expenses and other assets	704,401	6,480
Deferred income tax asset	1,105,255	876,032

Total current assets	52,048,598	51,245,519

Property and equipment, net	9,706,058	9,679,035
Deferred income tax asset	787,753	571,721
Patents, net	238,342	257,353
Intangible assets, net	7,426,253	7,821,562
Goodwill	5,765,200	5,920,255

Total Assets	$75,972,204	$75,495,445

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,913,309	$1,091,874
Accrued expenses	860,760	1,978,937
Short-term debt	1,859,770	1,849,463

Total current liabilities	4,633,839	4,920,274

Long-term liabilities
Long-term debt	5,487,887	6,066,246

Total long term liabilities	5,487,887	6,066,246

Stockholders’ equity	65,850,478	64,508,925

Total Liabilities and Stockholder Equity	$75,972,204	$75,495,445

Rochester Medical Corporation
Press Release — F08 Second Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2008	2007	2008	2007

Sales	$9,215,238	$8,346,603	$17,438,526	$15,858,569

Cost of sales	4,942,975	3,919,245	9,025,460	7,655,589

Gross profit	4,272,263	4,427,358	8,413,066	8,202,980
Gross profit %	46%	53%	48%	52%

Costs and expense:
Marketing and selling	2,380,306	1,520,685	4,604,671	2,754,347
Research and development	304,257	240,495	533,200	443,265
General and administrative	2,016,767	1,709,553	3,631,885	3,758,699

Total operating expenses	4,701,330	3,470,733	8,769,756	6,956,311

Income from operations	(429,067)	956,625	(356,690)	1,246,669

Other income (expense)

Interest income	355,646	439,503	808,986	514,353
Interest expense	(128,834)	(153,184)	(278,323)	(312,822)
Other income	—	—	—	38,605,000

Net income (loss) before income taxes	$(202,255)	$1,242,944	$173,973	$40,053,200

Income tax expense(benefit)	(35,397)	199,426	69,277	7,543,066

Net income (loss)	(166,858)	1,043,518	104,696	32,510,134

Earnings (loss) per common share — Basic	$(0.01)	$0.09	$0.01	$2.89

Earnings (loss) per common share — Diluted	$(0.01)	$0.08	$0.01	$2.64

Weighted Average Shares:
Basic	11,822,435	11,367,295	11,776,083	11,233,207

Weighted Average Shares:
Diluted	11,822,435	12,475,859	12,557,214	12,331,312